                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No.   )

    Filed by the Registrant /X/)
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                     AVIS RENT A CAR, INC.,
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

[LOGO]

                             AVIS RENT A CAR, INC.

                              900 OLD COUNTRY ROAD
                          GARDEN CITY, NEW YORK 11530

                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                  MAY 16, 2000

    NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Avis Rent A Car, Inc. (the "Company") will be held on Tuesday, May 16, 2000 at 10:00 a.m. Eastern Daylight Time at the Garden City Hotel, 45 Seventh Street, Garden City, NY 11530 (the "Meeting") for the following purposes:

    1. To elect eleven directors for a one-year term and until their successors are duly elected and qualified;

    2. To ratify the appointment of Deloitte & Touche LLP as the auditors of the Company's financial statements for the year ending December 31, 2000;

    3. To approve and adopt an amendment to the Company's Amended and Restated Certificate of Incorporation to (i) reclassify the Company's 100,000,000 shares of authorized Common Stock as Class A Common Stock and (ii) authorize 15,000,000 shares of non-voting Class B Common Stock which may be converted into Class A Common Stock under certain circumstances; and

    4. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

    The Board of Directors has fixed the close of business on Wednesday, March 22, 2000 as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Meeting will be available for examination 10 days before the Meeting during ordinary business hours at the offices of the Company, 900 Old Country Road, Garden City, New York 11530.

    The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the Meeting. The Board of Directors urges you to date, sign and return the enclosed proxy promptly. A reply envelope is enclosed for your convenience. You are cordially invited to attend the Meeting in person. The return of the enclosed proxy will not affect your right to vote if you attend the Meeting in person.

                                          By Order of the Board of Directors

                                          KAREN C. SCLAFANI
                                          Secretary

Dated: March 30, 2000

                             AVIS RENT A CAR, INC.
                              900 OLD COUNTRY ROAD
                          GARDEN CITY, NEW YORK 11530

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON TUESDAY, MAY 16, 2000

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Avis Rent A Car, Inc., a Delaware corporation (the "Company"), to be voted at the 2000 Annual Meeting of Stockholders, and any adjournment or postponement thereof (the "Meeting"), to be held on the date, at the time and place, and for the purposes set forth in the foregoing notice. This Proxy Statement, the accompanying notice and the enclosed proxy card are first being mailed to stockholders on or about March 30, 2000.

    The Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the notice, nor does the Board of Directors know of any matters which anyone else proposes to present for action at the Meeting. However, if any other matters properly come before the Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

    Shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), represented by proxies received by the Company, where the stockholder has specified his or her choice with respect to the proposals described in this Proxy Statement (including the election of directors), will be voted in accordance with the specifications so made. In the absence of such specifications, the shares will be voted "For" the election of all eleven nominees for the Board of Directors, "For" the ratification of the appointment of Deloitte & Touche LLP as auditors of the Company's financial statements for the fiscal year ending December 31, 2000 and "For" the approval of the amendment to the Company's Amended and Restated Certificate of Incorporation to reclassify existing Common Stock as Class A Common Stock and authorize Class B Common Stock.

    Except as provided below, any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

    The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone by directors, officers and employees of the Company, who will receive no additional compensation therefor. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of Common Stock.

    A copy of the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission for its latest fiscal year is available without charge to stockholders upon written request to the Corporate Communications Department, Avis Rent A Car, Inc., 900 Old Country Road, Garden City, New York 11530.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF.............       1
  Outstanding Shares and Voting Rights......................       1
  Security Ownership of Certain Beneficial Owners and
    Management..............................................       2

ELECTION OF DIRECTORS [Proposal 1]..........................       4
  General...................................................       4
  Information Regarding Directors and Nominees Standing for
    Election................................................       4
  Committees and Meetings of the Board of Directors.........       6

EXECUTIVE OFFICERS..........................................       7

EXECUTIVE COMPENSATION AND OTHER INFORMATION................       8
  Summary Compensation Table................................       8
  Option Grants Table.......................................      10
  Option Exercises and Year-End Option Value Table..........      10
  Defined Benefit Plan......................................      10
  Pension Plan Table........................................      11
  Compensation Committee Report on Executive Compensation...      11
  Performance Graph.........................................      13
  Employment Contracts and Termination, Severance and Change
    of Control Arrangements.................................      13

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............      14
  Relationship with Cendant.................................      14

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT...........      15

RATIFICATION OF APPOINTMENT OF AUDITORS [Proposal 2]........      15

APPROVAL OF CERTIFICATE AMENDMENT [Proposal 3]..............      16

STOCKHOLDER PROPOSALS.......................................      19

FINANCIAL INFORMATION.......................................      19

APPENDIX A--CERTIFICATE AMENDMENT...........................     A-1

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

OUTSTANDING SHARES AND VOTING RIGHTS

    Only holders of record of the Company's Common Stock at the close of business on March 22, 2000 are entitled to notice of, and to vote at, the Meeting. On that date, the Company had outstanding 31,131,712 shares of Common Stock.

    The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Meeting will constitute a quorum. On all matters voted upon at the Meeting and any adjournment or postponement thereof, the holders of the Common Stock vote together as a single class, with each record holder of Common Stock entitled to one vote per share.

    Directors shall be elected by a plurality of the votes of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote in the election of directors. Under applicable Delaware law, in determining whether the nominees have received the requisite number of affirmative votes, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

    Approval of the proposal relating to the ratification of the appointment of auditors of the Company's financial statements requires the affirmative vote of the holders of a majority of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote. Under applicable Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposal.

    The Company's Amended and Restated Certificate of Incorporation and Delaware law require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote to approve the Certificate Amendment. Under applicable Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The information set forth on the following table is furnished as of February 14, 2000 with respect to any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who is known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, and as to those shares of the Company's equity securities beneficially owned by each of its directors and nominees for director, its named executive officers, and all of its executive officers and directors as a group.

                                                              AMOUNT AND
                                                              NATURE OF
                                                              BENEFICIAL   PERCENT OF
NAME                                                          OWNERSHIP      CLASS
----                                                          ----------   ----------
PRINCIPAL STOCKHOLDERS
Cendant Corporation ("Cendant")(1)..........................  5,535,800       17.8%
  6 Sylvan Way
  Parsippany, NJ 07054
T. Rowe Price Associates, Inc.(2)...........................  2,378,650        7.6%
  100 E. Pratt Street
  Baltimore, MD 21202
Barclays Global Investors, N.A.(3)..........................  1,962,609        6.3%
  45 Fremont Street
  San Francisco, CA 94105
DIRECTORS AND EXECUTIVE OFFICERS(4)
Thomas J. Byrnes............................................     17,620           *
W. Alun Cathcart............................................     20,000           *
Leonard S. Coleman, Jr......................................     20,000           *
Alfonse M. D'Amato..........................................          0           *
Martin L. Edelman...........................................     35,000           *
Deborah L. Harmon...........................................     20,000           *
Stephen P. Holmes...........................................     21,000           *
Michael J. Kennedy..........................................     20,000           *
Maria M. Miller.............................................     13,400
Michael P. Monaco...........................................     21,000           *
A. Barry Rand...............................................          0           *
F. Robert Salerno...........................................    260,780           *
Kevin M. Sheehan(5).........................................    177,200           *
DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (20 persons)....    714,273        2.3%

------------------------

*   Less than 1%

(1) Cendant beneficially owns 5,535,800 shares of Common Stock, which shares are held of record by its indirect wholly-owned subsidiary, Cendant Car Rental Holdings, Inc.

(2) Based upon the information contained in a Schedule 13G dated December 31, 1999 by T. Rowe Price Associates, Inc. ("T. Rowe"). T. Rowe beneficially owns 2,378,650 shares of Common Stock with sole power to dispose of all of such shares and sole power to vote only 177,850 of such shares. These securities are owned by various individuals and institutional investors for which T. Rowe serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, T. Rowe is deemed to be a beneficial owner of such securities; however, T. Rowe expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3) Based upon information contained in a Schedule 13G dated February 10, 2000 by Barclays Global Investors, N.A. ("Barclays"), a banking institution. Barclays beneficially owns 1,962,609 shares of Common Stock with sole power to vote 1,823,609 of such shares and sole power to dispose of all of such shares.

(4) Includes shares which could be acquired within 60 days of February 14, 2000 through the exercise of options to purchase Common Stock of the Company under the Company's 1997 Stock Option Plan as follows: Messrs. Cathcart, Coleman, Holmes, Kennedy and Monaco and Ms. Harmon--20,000 each;
    Mr. Edelman 35,000; Mr. Byrnes--17,620; Ms. Miller 13,400,
    Mr. Salerno--253,780; Mr. Sheehan--173,200 and all directors and executive officers as a group--684,473.

(5) Includes 1,000 shares of Common Stock held by Mr. Sheehan's children.

                             ELECTION OF DIRECTORS
                                  [PROPOSAL 1]

GENERAL

    The Board of Directors presently consists of eleven members. The Board of Directors has nominated all eleven incumbent members as candidates to be elected at the Meeting to serve as directors for a one-year term ending at the 2001 annual meeting of stockholders when their successors are duly elected and qualified.

    Each nominee has consented to being named in the Proxy Statement and to serve if elected. If prior to the Meeting any nominee should become unavailable to serve, the shares of Common Stock represented by a properly executed and returned proxy will be voted for such additional person as shall be designated by the Board of Directors, unless the Board determines to reduce the number of directors in accordance with the Company's Amended and Restated Certificate of Incorporation and By-Laws.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION
               OF EACH NOMINEE AS DIRECTOR. UNLESS MARKED TO THE
          CONTRARY, PROXIES RECEIVED BY THE COMPANY WILL BE VOTED FOR
               THE ELECTION OF THE ELEVEN NOMINEES LISTED BELOW.

    Certain information regarding each nominee is set forth below, including such individual's age and principal occupation, a brief account of such individual's business experience during the last five years and other directorships currently held by such nominee.

INFORMATION REGARDING DIRECTORS AND NOMINEES STANDING FOR ELECTION

W. Alun Cathcart                       Michael J. Kennedy
Leonard S. Coleman, Jr.                Michael P. Monaco
Alfonse M. D'Amato                     A. Barry Rand
Martin L. Edelman                      F. Robert Salerno
Deborah L. Harmon                      Kevin M. Sheehan
Stephen P. Holmes

    MR. CATHCART, age 56, has been a Director of the Company since
September 1997. Mr. Cathcart has been non-Executive Chairman of Avis Europe plc since April 1, 1999. From January 1, 1999 until April 1, 1999 Mr. Cathcart served as Executive Chairman of Avis Europe plc. and for more than five years prior thereto Mr. Cathcart was Chairman and Chief Executive of Avis Europe plc.

    MR. COLEMAN, age 51, has been a Director of the Company since
September 1997. Mr. Coleman has been a senior advisor to Major Legal Baseball since November 1999 and served as President of the organization from March 1994 to October 1999. From 1992 to March 1994, Mr. Coleman served as Executive Director-Market Development of Major League Baseball. Mr. Coleman also is a director of the following corporations which file reports pursuant to the Exchange Act: Cendant, H.J. Heinz Company, New Jersey Resources, The Omnicom Group, Owens Corning and Radio Unica.

    SEN. D'AMATO, age 62, has been a Director of the Company since June 1999. He has been Managing Director of Park Strategies, a business consulting firm in New York City, since its formation in January 1999. From January 1981 until
January 4, 1999, Sen. D'Amato served in the United States Senate representing the State of New York where he was Chairman of the Committee on Banking, Housing and Urban Affairs from 1995 until he left office.

    MR. EDELMAN, age 58, has been a Director of the Company since
September 1997 and served as Interim Chairman of the Board from December 1998 to November 1999. From January 1996 to March 1998,

Mr. Edelman served as President and a director of Chartwell Leisure, Inc. He was a partner with Battle Fowler, a New York City law firm, from 1972 through 1993 and since January 1, 1994 has been Of Counsel to that firm. Mr. Edelman is also a partner of Chartwell Hotels Associates, Chartwell Leisure Associates L.P., Chartwell Leisure Associates L.P. II, and of certain of their respective affiliates. Mr. Edelman also serves as a director of the following corporations which file reports pursuant to the Exchange Act: Arcadia Realty and Capital Trust, each a real estate investment trust, and Cendant.

    MS. HARMON, age 40, has been a Director of the Company since
September 1997. Ms. Harmon has been a Principal in the Office of the President at JER Real Estate Partners, L.P., an institutional, private equity fund for investment in real estate assets, since 1991. Prior to joining JER, Ms. Harmon served as Managing Director of the Real Estate Finance Group at Banker's Trust Company.

    MR. HOLMES, age 43, has been a Director of the Company since October 1996. Mr. Holmes was appointed a Vice Chairman of Cendant in December 1997 and from September 1996 through December 1997 Mr. Holmes served as Vice Chairman of HFS Incorporated ("HFS"), the predecessor company of Cendant. From July 1990 through September 1996, Mr. Holmes served as Executive Vice President, Treasurer and Chief Financial Officer of HFS. Mr. Holmes also serves as a director of Avis Europe plc and as a director of the following corporations which file reports pursuant to the Exchange Act: Cendant and PHH Corporation.

    MR. KENNEDY, age 63, has been a Director of the Company since
September 1997. Mr. Kennedy has been an attorney with his own law firm since
1976.

    MR. MONACO, age 52, has been a Director of the Company since May 1997.
Mr. Monaco has been a Vice Chairman of Cendant since December 1997 and Chief Executive Officer of the Direct Marketing Division of Cendant since
November 1998. From December 1997 until November 1998, Mr. Monaco was Chief Financial Officer of Cendant and from October 1996 to December 1997, Mr. Monaco served as Vice Chairman and Chief Financial Officer of HFS. Mr. Monaco served as Executive Vice President and Chief Financial Officer of the American Express Company from September 1990 to June 1996. Mr. Monaco is also a director of Cendant.

    MR. RAND, age 55, has been Chairman and Chief Executive Officer of the Company, its car rental subsidiary, Avis Rent A Car System, Inc. ("ARACS") and its car leasing and vehicle management services subsidiary, PHH Vehicle Management Services, LLC ("PHH"), since November 1999. Prior thereto, he held various positions with Xerox Corporation during a 30-year career including Executive Vice President for Worldwide Customer Operations from 1996 to 1999, Executive Vice President--Business Operations from 1992 to 1996 and President--U.S. Operations from 1986 to 1992. Mr. Rand is a director of Abbott Laboratories, which files reports pursuant to the Exchange Act.

    MR. SALERNO, age 48, has been President and Chief Operating Officer--Rental Car Group of the Company since August 1999 and President and Chief Operating Officer of ARACS since November 1996. He has also been serving as a Director of the Company since May 1997. From November 1996 to August 1999, Mr. Salerno was President and Chief Operating Officer of the Company. From September 1995 to November 1996, Mr. Salerno was Executive Vice President of Operations of
Avis, Inc., the predecessor of the Company, and ARACS. From July 1990 to September, 1995, Mr. Salerno was Senior Vice President and General Manager Rent A Car of Avis, Inc. and ARACS.

    MR. SHEEHAN, age 46, has been President--Corporate and Business Affairs and Chief Financial Officer of the Company since August 1999 and a Director of the Company since June 1999. From December 1996 to August 1999 Mr. Sheehan was Executive Vice President and Chief Financial Officer of the Company. He has also been serving as Executive Vice President and Chief Financial Officer of ARACS since December 1996 and of PHH since June 1999. From September 1996 to
September 1997, Mr. Sheehan was a Senior Vice President of HFS. From
December 1994 to September 1996, Mr. Sheehan was Chief Financial Officer for STT Video Partners, a joint venture between Time Warner, Telecommunications, Inc.,

Sega of America and HBO. Prior thereto, he was with Reliance Group
Holdings, Inc., an insurance holding company, and some of its affiliated companies for ten years and was involved with the formation of the Spanish language television network, Telemundo Group, Inc. and from 1991 through 1994 was Senior Vice President--Finance and Controller.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

    The Board of Directors held five meetings during 1999. All incumbent directors attended at least 75% of the aggregate number of meetings of the Board and of the committees of the Board on which they served.

    The Executive Committee of the Board of Directors, which was designated by the Board in September 1997, is composed currently of Messrs. Edelman, Holmes and Rand. The Executive Committee is authorized to exercise all powers and authority of the Board of Directors in the management of the business and affairs of the Company except those powers reserved, by law or resolution, to the Board of Directors. The Executive Committee met four times in 1999.

    In September 1997 the Board of Directors designated an Audit Committee which is composed currently of Messrs. Edelman and D'Amato. The Audit Committee reviews and evaluates the Company's internal accounting and auditing procedures, recommends to the Board of Directors the firm to be appointed as independent accountants to audit the Company's financial statements, reviews with management and the independent accountants the Company's interim and year-end operating results, reviews the scope and results of the audit with the independent accountants, and reviews the non-audit services to be performed by the firm of independent accountants and considers the effect of such performance on the accountants' independence. The Audit Committee met six times in 1999.

    The Board of Directors has designated a Compensation Committee composed of Ms. Harmon and Mr. Kennedy, who were appointed to the Committee in September 1997. The Compensation Committee determines compensation arrangements for executives, reviews and makes recommendations to the full Board regarding the adoption or amendment of employee benefit plans, and administers the Company's 1997 Stock Option Plan (the "Plan"). The Compensation Committee met three times in 1999.

    The Policy Committee of the Board of Directors, which was designated by the Board in September 1997, is composed of Ms. Harmon and Messrs. Coleman and D'Amato. The Policy Committee establishes and implements corporate policy with respect to the business operations of the Company, including its code of conduct. The Policy Committee met once in 1999.

    The Company has no standing nominating committee. The Board of Directors makes nominations for the Board. In accordance with Delaware law, stockholders may make nominations for the Board of Directors in advance of or at the Meeting.

    Non-employee directors receive an annual retainer of $30,000, plus $4,000 for chairing a committee and $2,000 for serving as a member of a committee other than Chair. Non-employee directors are also paid $1,000 for each Board meeting attended and $500 ($1,000 for committee chair) for each Board committee meeting if held on the same day as a Board meeting and $1,000 ($2,000 for committee chair) for each Board committee meeting attended on a day on which there is no Board meeting. Non-employee directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and committees.

    Under the Plan, each non-employee director is granted options to purchase 50,000 shares of Common Stock on the date of his or her initial election to the Board of Directors. Such options have an exercise price of the fair market value on the date of grant, vest over a five-year period from the date of grant at the rate of 20% per year, and have other terms which are the same as all other options granted under the Plan.

    Directors shall be elected by the affirmative vote of a plurality of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote in the election of directors. Pursuant to applicable Delaware law, abstentions and broker non-votes will have no effect on the outcome of the vote.

                               EXECUTIVE OFFICERS

    The executive officers of the Company as of the date of this Proxy Statement are set forth in the table below. All executive officers are appointed at the annual meeting or interim meetings of the Board of Directors. Each executive officer is appointed by the Board to hold office until his or her successor is duly appointed and qualified.

NAME                                                      OFFICE OR POSITION HELD
----                                     ----------------------------------------------------------
A. Barry Rand..........................  Chairman and Chief Executive Officer
F. Robert Salerno......................  President and Chief Operating Officer--Rental Car Group
                                         and Director
Kevin M. Sheehan.......................  President--Corporate and Business Affairs, Chief Financial
                                         Officer and Director
Mark E. Miller.........................  President and Chief Operating Officer--Vehicle Management
                                         Services Group
Thomas J. Byrnes.......................  Senior Vice President--Sales
Maria M. Miller........................  Senior Vice President--Marketing
Michael P. Collins.....................  Vice President--International
Richard S. Jacobson....................  Vice President--Tax
Gerard J. Kennell......................  Vice President and Treasurer
James A. Keyes.........................  Vice President--HR, Staffing and Diversity
Karen C. Sclafani......................  Vice President, General Counsel and Secretary
Timothy M. Shanley.....................  Vice President and Controller

    For biographical information concerning Messrs. Rand, Salerno and Sheehan, see "Election of Directors".

    MR. MILLER, age 40, has been President and Chief Operating Officer--Vehicle Management Services Group of the Company since June 1999. Mr. Miller has also been serving as President of PHH since July 1997. From June 1994 to July 1997 Mr. Miller was President of GE Capital Financial. Prior thereto, he was Senior Vice President of World Travel Partners and held various strategic sales management positions with American Express Company.

    MR. BYRNES, age 55, has been Senior Vice President--Sales of the Company and ARACS since February 1998 and Vice President--Sales North America for the Company or its predecessor and ARACS since 1987.

    MS. MILLER, age 43, has been Senior Vice President--Marketing of the Company since February 1998. From January 1997 to February 1998, Ms. Miller was the principal in her own consulting firm, which provided marketing consulting services to small and mid-sized businesses and nonprofit organizations. From 1987 to 1995, Ms. Miller held various positions with American Express Company including Vice President, Platinum Card Operations from September 1993 to October 1995 and Vice President, Small Business Services Marketing from
December 1990 to August 1993.

    MR. COLLINS, age 52, has been Vice President--International of the Company or its predecessor and ARACS, and General Manager of their international operations, since 1987.

    MR. JACOBSON, age 56, has been Vice President--Tax of the Company and ARACS since September 1998. From November 1997 until August 1998, Mr. Jacobson was Staff Vice President of ARACS and for more than five years prior thereto he was employed by ARACS as Director of Corporate Tax.

    MR. KENNELL, age 55, has been Vice President and Treasurer of the Company or its predecessor and ARACS since February 1987.

    MR. KEYES, age 54, has been Vice President-HR, Staffing and Diversity of the Company since March 1999 and of ARACS since January 1999. From July 1997 until December 1998, Mr. Keyes was Vice President--Staffing, Diversity & Management Development of ARACS. From June 1993 until December 1996, Mr. Keyes was Corporate Director of Human Relations at The Dun and Bradstreet Corporation.

    MS. SCLAFANI, age 48, has been Vice President, General Counsel and Secretary of the Company and ARACS since August 1998. From April 1990 until March 1997, Ms. Sclafani was Vice President, Deputy General Counsel and Assistant Secretary of Avis, Inc. and ARACS. In March 1997, Ms. Sclafani was elected Vice President and Secretary of the Company.

    MR. SHANLEY, age 51, has been Vice President and Controller of the Company and ARACS since November 1996. From November 1989 to November 1996, Mr. Shanley was Vice President--Planning and Analysis of Avis, Inc. and ARACS.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

    SUMMARY COMPENSATION TABLE

    The following table sets forth the 1997, 1998 and 1999 cash and non-cash compensation awarded to or earned by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company (the "Named Executive Officers"):

                                                                          LONG TERM
                                                                        COMPENSATION
                                                                           AWARDS
                                                               -------------------------------
                                        ANNUAL COMPENSATION                       SECURITIES
                                        --------------------    OTHER ANNUAL      UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR     SALARY($)   BONUS($)   COMPENSATION(1)   OPTIONS(#)(2)   COMPENSATION($)(3)
---------------------------  --------   ---------   --------   ---------------   -------------   ------------------
A. Barry Rand..............    1999       91,539                                    700,000
  Chairman & Chief
  Executive Officer

F. Robert Salerno..........    1997      336,346     351,752                        533,200             6,197
  President & Chief            1998      356,730     420,000                        392,500            11,844
  Operating Officer--          1999      373,077     456,000                        110,000            20,009
  Rental Car Group

Kevin M. Sheehan...........    1997      264,414     289,330                        355,500             4,156
  President--Corporate &       1998      279,950     302,501                        265,000            12,011
  Business Affairs & Chief     1999      361,052     432,000                         90,000            27,252
  Financial Officer

Thomas J. Byrnes...........    1997      162,692     108,331                         71,100             7,738
  Senior Vice President--      1998      196,769     170,176                         10,000            10,917
  Sales                        1999      198,153     180,000                          7,000            13,770

Maria M. Miller............    1998      158,173     169,902        23,600           60,000             1,107
  Senior Vice President--      1999      181,288     166,500         5,940            7,000             1,804
  Marketing

------------------------

(1) Amounts listed represent relocation reimbursement.

(2) Amounts listed represent options to acquire the Company's Common Stock.

(3) Payments included in these amounts for the fiscal year ended December 31, 1999 consist of (i) the value of group term life insurance premiums paid for by the Company and (ii) Company matching contributions to the Avis Voluntary Investment Savings Plan, which is a defined contribution salary reduction 401(k) plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and/or under a non-qualified deferred compensation plan established by the Company in 1998 as follows: Mr. Salerno--(i) $10,409 and
    (ii) $9,600; Mr. Sheehan--(i) $3,890 and (ii) $23,363;
    Mr. Byrnes--(i) $8,970 and (ii) $4,800 and Ms. Miller--(i) $1,404 and
    (ii) $400.

OPTION GRANTS TABLE

    The following table describes the options to acquire shares of Common Stock of the Company granted to the Named Executive Officers in the last fiscal year:

                                       INDIVIDUAL GRANTS
                                     ---------------------
                                                PERCENT OF
                                                 TOTAL
                                     NUMBER     OPTIONS
                                       OF       GRANTED
                                     SECURITIES    TO        EXERCISE OR               GRANT DATE
                                     UNDERLYING EMPLOYEES     BASE PRICE                PRESENT
                                     OPTIONS    IN FISCAL        PER        EXPIRATION   VALUE
NAME                                 GRANTED      YEAR       SHARE($)(1)      DATE       ($)(2)
-----------------------------------  -------      ------       --------     --------   ----------
A. Barry Rand(3)...................  500,000      18.70%        18.9375     11/9/09     4,826,350
                                     200,000       7.48%        18.9375     11/9/09     1,930,540

F. Robert Salerno..................  110,000       4.11%        26.0625     3/22/09     1,461,273

Kevin M. Sheehan...................   90,000       3.37%        26.0625     3/22/09     1,195,587

Thomas J. Byrnes...................    7,000        .26%        26.0625     3/22/09        92,990

Maria M. Miller....................    7,000        .26%        26.0625     3/22/09        92,990

------------------------

(1) Options granted at $26.0625 per share vest 20% per year beginning March 22, 2000.

(2) The amount shown in this column represents the Grant Date Present Value using the "Black-Scholes" valuation method.

(3) The grant of 500,000 shares vests 33 1/3% per year beginning November 9, 2000 and the grant of 200,000 shares vests 20% per year beginning November 9, 2000.

OPTION EXERCISES AND YEAR END OPTION VALUE TABLE

    The following table summarizes the exercise of options by the Named Executive Officers during 1999 and the value of unexercised in-the-money options to acquire Common Stock of the Company held by the Named Executive Officers at December 31, 1999:

                                                                   NUMBER OF SECURITIES
                                                                        UNDERLYING               VALUE OF UNEXERICISED
                                                                  UNEXERCISED OPTIONS AT        IN THE MONEY OPTIONS AT
                                     SHARES                             FY END (#)                   FY END ($)(1)
                                  ACQUIRED ON       VALUE       ---------------------------   ---------------------------
NAME                              EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                              ------------   ------------   -----------   -------------   -----------   -------------
A. Barry Rand...................                                                 700,000                      4,634,000
F. Robert Salerno...............                                  231,780        803,920       1,854,537      4,107,955
Kevin M. Sheehan................                                  155,200        555,300       1,237,512      2,742,968
Thomas J. Byrnes................      14,220       149,888         16,220         57,660         124,843        377,650
Maria M. Miller.................                                   12,000         55,000          18,720         74,880

------------------------

(1) Based upon the closing price of the Common Stock on the New York Stock Exchange on December 31, 1999 and applicable exercise prices.

DEFINED BENEFIT PLAN

    The Company maintains a defined benefit pension plan for employees who met the eligibility requirements as of December 31, 1983. The eligibility requirements are non-union, full time employees hired prior to December 31, 1983 who were age 25 or above on January 1, 1985. The plan was amended to curtail all benefit accruals and to add two years of credited service to the accrued benefit of each participant employed by the Company on December 31, 1998.

    The plan provides that the benefit for each participant, payable monthly, be equal to 1 1/2% of his or her final average compensation (average compensation being the average of the highest five consecutive years of compensation in the last ten years of employment) for each year of service, not to exceed 35, minus 1 3/7% of the estimated Social Security benefit for each year of service. In general, the effect is to provide a participant who has worked for the Company for 35 years prior to retirement, with a pension, including Social Security, equal to at least 52% of the average compensation (including bonus, overtime and commissions) earned during the highest five consecutive years of his or her employment.

    To the extent that applicable federal laws limit a participant's pension plan benefit to an amount less than the amount otherwise provided by the plan's formula, the Company has adopted a retirement equalization benefit plan to compensate the participant for the reductions in the retirement benefit. In light of the curtailment of benefit accruals under the Company's defined benefit plan, no additional employees will be designated as participants in this retirement equalization benefit plan.

    The following table shows the estimated annual pension benefit payable under the plans under normal retirement in 2000 after selected periods of service (assuming such employees and their spouses elect a straight life annuity rather than a form of joint and survivor or other form of annuity, in which case the benefits would generally be lower than shown in the following table.) The estimated maximum benefits for employees who retire in years other than 2000 will be different from the amount shown in the table because pension benefits will be offset by different Social Security benefits; however, the benefit shown in the table will not be reduced by the amount of Social Security benefits actually paid.

                               PENSION PLAN TABLE
                      ESTIMATED ANNUAL PENSION BENEFIT(1)

                                                              YEARS OF SERVICE
                                            ----------------------------------------------------
ANNUAL PAY                                     15         20         25         30         35
------------------------------------------  --------   --------   --------   --------   --------
$200,000..................................  $ 39,194   $ 52,258   $ 65,323   $ 78,387   $ 91,452
 250,000..................................    49,881     66,508     83,135     99,762    116,390
 300,000..................................    60,569     80,758    100,948    121,137    141,327
 350,000..................................    71,256     95,008    118,760    142,512    166,265
 400,000..................................    81,944    109,258    136,573    163,887    191,202
 450,000..................................    92,631    123,508    154,385    185,262    216,140
 500,000..................................   103,919    137,758    172,198    206,637    241,077

------------------------

(1) A portion of the benefit will be paid by the Company under its retirement equalization benefit plan, if the benefit exceeds the maximum pension payable from the tax qualified retirement plan under federal law.

    As of December 31, 1999, the specified named executives had the following years of service under the defined benefit plan: Mr. Salerno, eighteen years, seven months; Mr. Byrnes, thirty-two years, eleven months.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    OVERALL POLICY. The Compensation Committee of the Board of Directors, which was established in September 1997 and is comprised of members who are non-employee directors, is responsible for administering the Company's executive compensation policies and programs.

    The Compensation Committee's goal is to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy and to link executive and stockholder interests through equity-based compensation plans.

    The key elements of the Company's executive compensation program include base salary, annual bonus and stock options. Each executive's compensation package is designed to condition a significant portion of the executive's overall anticipated compensation on the Company's success in achieving specified performance targets or on appreciation in the value of the Common Stock or both.

    BASE SALARIES. The 1999 base salaries for Messrs. Rand, Salerno and Byrnes are set forth in their respective employment agreements.

    ANNUAL BONUS. In 1999 the executive officers were eligible to earn bonuses equal to a percentage of base salary based upon the degree of achievement of pre-tax profit goals and attainment of a strategic employee loyalty goal. The percentages of base salary for the executive officers ranged from 30%, if the budgeted profit plan goal was achieved, to a maximum of 120%, if the highest level of pre-tax profit was achieved and the strategic goal was met. The 1999 bonuses for the Named Executive Officers are set forth in the Summary Compensation Table.

    STOCK OPTIONS. On September 23, 1997, the Plan was approved by the Board of Directors and stock options have been granted to the Company's executive officers pursuant thereto. Information with respect to option grants to the Named Executive Officers is set forth in the "Option Grants Table". The stock option awards for the Named Executive Officers, which were approved at the time of grant by the Compensation Committee of the Board of Directors, are intended to provide a long term incentive to such executives.

    CEO COMPENSATION. Mr. Rand was elected Chairman of the Board and Chief Executive Officer of the Company in November 1999. At that time his compensation package was determined by the Executive and Compensation Committees of the Board of Directors of the Company in accordance with their executive compensation guidelines.

    DEDUCTIBILITY OF COMPENSATION. The deductibility for corporate tax purposes of compensation paid to individual executive officers of the Company in excess of $1 million in any year commencing with 1994 may be restricted. However, where it is deemed necessary, in the best interests of the Company, to continue to attract and retain the best possible executive talent, and to motivate such executives to achieve the goals inherent in the Company's business strategy, the Compensation Committee will recommend, and the Company is expected to pay, compensation to executive officers which may exceed the limits of deductibility.

                           THE COMPENSATION COMMITTEE
                           Michael J. Kennedy, Chair
                               Deborah L. Harmon

PERFORMANCE GRAPH

    Set forth below is a line graph comparing percentage change in the cumulative total return* of the Common Stock, the Russell 2000 Index and the Company's Peer Group for the period from September 1, 1997 (September 24, 1997 for the Company) through December 31, 1999.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                      SEP-97  1997  1998  1999
Avis Rent A Car, Inc    $100   188   142  $150
Russell 2000 Index      $100    97    94  $114
Peer Group              $100    81    62   $52

                             9/97*          12/31/97   12/31/98   12/31/99
Avis Rent A Car, Inc.......    $100           $188       $142       $150
Russell 2000 Index.........    $100           $ 97       $ 94       $114
Peer Group.................    $100           $ 81       $ 62       $ 52

    * Assumes $100 invested on September 1, 1997 for the Russell 2000 Index and the Company's Peer Group and September 24, 1997 for the Company (the first day of trading in the Common Stock).

EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND CHANGE OF CONTROL
  ARRANGEMENTS

    Three of the Named Executive Officers have written employment agreements.

    Mr. Rand has an employment agreement with the Company which terminates on January 1, 2005. Under the terms of his agreement, Mr. Rand is entitled to a base salary of $700,000 which may be increased annually at the Company's discretion after review by the Compensation Committee of the Board of Directors. If the employment of Mr. Rand is terminated by the Company for any reason other than "cause" or if Mr. Rand terminates his employment for "good reason" (as each term is defined in the agreement), and such termination does not occur in connection with or within 24 months following a change-of-control, he is entitled to receive a lump sum cash severance equal to the sum of (i) 24 times his average monthly base salary during the 24 months (or lesser period) preceding his termination and (ii) twice the average annual amount of any bonus for which he was eligible for the last two fiscal years prior to his termination, plus a prorated share of his bonus for the year in which his termination occurs if the cause for termination is disability. However, if the employment of Mr. Rand is terminated by the Company with or within 24 months following a change-of-control, the cash severance formula in the preceding sentence is increased to 36 times average monthly base salary and three times average annual bonus, plus he is entitled to a prorated share of his bonus for the year in which is termination occurs, provided that he was employed by the Company for at least eight months during that year. If the employment of Mr. Rand is terminated by the Company as a result of his death, his estate is entitled to receive all accrued salary, vacation pay and bonus prorated until the date of his death. Furthermore, if the employment of Mr. Rand is terminated by the Company during the term of his employment agreement for reasons other than "cause", or if he terminates his employment for "good reason" during such term, Mr. Rand may exercise his vested stock options until the earlier of two years after the date of termination or the expiration date for such options. If such termination occurs after the expiration of his employment agreement, Mr. Rand may exercise his vested options until the earlier of five years after the date of termination or their expiration date.

    Mr. Salerno and Mr. Byrnes have employment agreements with a predecessor company of the Company which terminate on February 8, 2001 and September 20, 2000, respectively. Under the terms of their agreements, Mr. Salerno and Mr. Byrnes are entitled to receive an annual base salary of not less than $373,077 and $198,153, respectively, which salary may be increased by the Board of Directors during the term of their agreements. If the employment of Mr. Salerno is terminated by the Company for reasons other than "just cause", or if Mr. Salerno terminates his employment for "good reason" (as each term is defined in the agreement), he is entitled to receive his remaining salary and full bonus and certain perquisites through the term of his agreement. However, if the employment of Mr. Salerno is terminated by the Company on or after a change-in-control, he is entitled to receive his remaining salary, full bonus and certain perquisites under the agreement in a single lump sum within 30 days following his termination. If the employment of Mr. Byrnes is terminated by the Company as a result of his death, his estate is entitled to receive his salary for a period of one year as a death benefit. If the employment of Mr. Byrnes is terminated without "just cause" (as defined in his agreement), he is entitled to receive his salary for a period of one year and a pro rated share of his bonus for the year in which his termination occurs.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH CENDANT

    Cendant, which beneficially owns 17.8% of the Company's outstanding Common Stock, licenses the Avis trademark to ARACS pursuant to a 50-year master license agreement and receives royalty fees from ARACS equal to 4% of its gross revenue. Cendant also provides the Company at cost with (i) office space at its headquarters in Garden City, New York and at facilities in Virginia Beach, Virginia, and Tulsa, Oklahoma, and (ii) with reservation center services and computer services to process reservation and rental transactions and for accounting and fleet control. In addition, until March 4, 2002, ARACS has agreed to pay Cendant $1.75 per call transferred and $8.00 per resulting rental for transferring Cendant's lodging customers to ARACS for vehicle rentals with a minimum fee of $2.25 million per year. ARACS paid Cendant approximately
$2.8 million in call transfer fees for the fiscal year ended December 31, 1999. Four of the Company's directors, Messrs. Coleman, Edelman, Holmes and Monaco, are directors of Cendant and Messrs. Holmes and Monaco are also executive officers of Cendant. In connection with the Company's stock repurchase program, on January 15, 1999 and April 26, 1999 the Company repurchased 1.3 million shares and 314,200 shares of its Common Stock from Cendant at a cost of approximately $31.5 million and $9.3 million, respectively. A subsidiary of Cendant owns 7,200,000 shares of preferred stock issued to it on June 30, 1999 by a subsidiary of the Company which shares (a) accrue dividends at the rate of 5% and (b) under certain circumstances, may be convertible into Common Stock. See "APPROVAL OF CERTIFICATE AMENDMENT [Proposal 3]."

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent owners are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

    Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons, except as set forth below, the Company believes that all of its officers, directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 1999.

    On June 8, 1999, Cendant filed a Form 4 which reported three sales of Common Stock which, through an oversight, were not timely reported in 1998 and 1999.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

                                  [PROPOSAL 2]

    Deloitte & Touche LLP has been appointed by the Board of Directors as the auditors for the Company's financial statements for the fiscal year ending December 31, 2000. A representative of Deloitte & Touche LLP is expected to be present at the Meeting and will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions from stockholders.

    Pursuant to applicable Delaware law, the ratification of the appointment of auditors of the Company requires the affirmative vote of the holders of a majority of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote. Abstentions and broker non-votes will be counted and will have the same effect as a vote against this proposal.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                        THAT YOU VOTE FOR THIS PROPOSAL.

                       APPROVAL OF CERTIFICATE AMENDMENT

                                    [PROPOSAL 3]

    On June 29, 2000, the Board of Directors approved a resolution to submit a proposed amendment to subparagraphs (a) and (b) of Article "Fourth" of the Company's Amended and Restated Certificate of Incorporation (the "Certificate") to the stockholders for approval (the "Certificate Amendment"). The provisions of that Article set forth the aggregate number and designations of shares of stock which the Company has authority to issue and the rights and restrictions of the Company's Common Stock. Specifically, the Board of Directors recommends that the Company's stockholders vote in favor of the Certificate Amendment to eliminate the existing subparagraphs (a) and (b) of Article "Fourth" of the Certificate and substitute a new Article "Fourth" which provides for:
(i) reclassification of the Company's 100,000,000 shares of authorized Common Stock as Class A Common Stock, par value $.01 per share, and (ii) authorization of 15,000,000 shares of non-voting Class B Common Stock, par value $.01 per share, which may be converted into Class A Common Stock under certain circumstances. The 20,000,000 shares of authorized preferred stock of the Company would remain unchanged.

    Upon the filing of the Certificate Amendment with the Secretary of State of the State of Delaware, each share of the Company's Common Stock issued and outstanding immediately prior to the filing will be reclassified as and converted into one share of Class A Common Stock authorized by subparagraph
(a) of Article "Fourth" of the Certificate Amendment. The shares of Class A Common Stock will be identical to the shares of Common Stock now authorized except for the reclassification. The shares of Class B Common Stock will have the same rights as the shares of Class A Common Stock (including with respect to dividends), except that the shares of Class B Common Stock (1) will be non-voting, (2) under certain circumstances described below, will be convertible into Class A Common Stock and (3) will not be included in determining the number of shares voting or entitled to vote on any matter, unless otherwise required by law. Holders of shares of Class A Common Stock and Class B Common Stock will have no preemptive rights. Each share of Class B Common Stock will be convertible into a share of Class A Common Stock (a) at the option of the holder
(i) if, after giving effect to a conversion, the aggregate number of shares of Class A Common Stock owned by Cendant or its affiliates does not exceed 20% of the outstanding number of shares of Class A Common Stock or (ii) upon the occurrence of a bankruptcy or insolvency of the Company or a change of control (as defined in the Certificate Amendment) and (b) automatically upon the transfer or sale of any shares of Class B Common Stock to any person other than Cendant or its affiliates. A complete description of the rights and restrictions of Class A Common Stock and Class B Common Stock is contained in the Certificate Amendment, a copy of which is set forth on Appendix A hereto. The Company intends to apply to the New York Stock Exchange for listing and registration of the shares of Class A Common Stock.

REASONS FOR THE AMENDMENT

    On June 30, 1999, the Company acquired the car leasing, vehicle management and fuel card businesses (the "Businesses") of PHH Corporation, a subsidiary of Cendant ("PHH"). As partial consideration for the Businesses, Avis Fleet Leasing and Management Corporation, a wholly owned Texas subsidiary of the Company ("Avis Fleet"), issued to PHH 7,200,000 shares of Series A Cumulative Participating Redeemable Convertible Preferred Stock of Avis Fleet (the
"Series A Preferred") with a liquidation preference of $50 per share plus accrued but unpaid dividends. Dividends on the Series A Preferred accrue annually at the rate of 5% and are payable semi-annually on January 1 and July 1 of each year. Under the terms of the Series A Preferred, Avis is also required to pay an annual dividend in addition to the Series A Preferred dividends at the rate of 2%, to the extent Avis Fleet meets certain stated earnings thresholds. The 2% dividend will accrue whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividend and whether or not dividends are declared. The
Series A Preferred, by their terms, but subject to the approval by the Company's stockholders of the Certificate Amendment, are convertible into shares of Class B Common Stock of the Company

(a) at the option of the holder if (i) after the date the Businesses meet a stated earnings threshold for the preceding year, the market price of the Company's Class A Common Stock has equaled or exceeded $50 a share at any time,
(ii) Avis Fleet fails to comply with its redemption or dividend obligations or its obligation to retire shares upon conversion or redemption with respect to the Series A Preferred or the Series B Preferred (as defined below) (a "Non-Compliance Event"), (b) at the option of Avis Fleet if, after June 30, 2004, the market price of the Company's Class A Common Stock has exceeded $55 a share (the "Minimum Price") for at least 20 trading days within a 30-day consecutive period, provided that Avis Fleet converts all of the Series A Preferred and (c) automatically upon the bankruptcy of Avis Fleet or any of the Company's Significant Subsidiaries as defined in the certificate of designation for the Series A Preferred (a "Bankruptcy Event"). Each share of Series A Preferred is convertible currently into one share of Class B Common Stock (the "Conversion Rate"). The Conversion Rate may be adjusted from time to time to avoid dilution to the holder thereof if, prior to conversion of the Series A Preferred, the Company (w) declares a dividend on the Common Stock payable in kind, (x) splits outstanding Common Stock into a greater number of shares,
(y) combines outstanding Common Stock into a smaller number of shares or
(z) issues any Common Stock by reclassification (each an "Adjustment Event"). Upon an Adjustment Event, the Minimum Price will also be appropriately adjusted.

    Until June 30, 2004, dividends on the Series A Preferred are payable at the option of Avis Fleet in shares of its Series B Cumulative PIK Preferred Stock (the "Series B Preferred") which, by their terms, but subject to the approval by the Company's stockholders of the Certificate Amendment, are also convertible into shares of Class B Common Stock of the Company (a) at the option of PHH upon a Non-Compliance Event and (b) automatically upon a Bankruptcy Event. Dividends on the Series B Preferred accrue annually at the rate of 5% and are payable semi-annually on January 1 and July 1 of each year. Until January 1, 2005, dividends on the Series B Preferred are payable in kind at the option of Avis Fleet. On January 1, 2000, Avis Fleet issued 180,000 shares of Series B Preferred to PHH in payment of its dividend obligation for the Series A Preferred on such date.

    Each share of Series B Preferred is convertible currently into that number of whole shares of Class B Common Stock equal to the quotient obtained by dividing $50 by the average trading price of the Company's Class A Common Stock for the 30-day consecutive period preceding the date of conversion. This conversion rate is also subject to adjustment upon an Adjustment Event.

    Under the terms of both the Series A and the Series B Preferred (i) after June 30, 2004, Avis Fleet will have the option to redeem any of the Series A or the Series B Preferred and (ii) after June 30, 2011, Avis Fleet will be required to redeem all the shares of the Series A and/or the Series B Preferred, by payment in cash equal to the liquidation preference of $50 per share.

    Based upon the current conversion rates and assuming that (a) the Certificate Amendment is approved by the Company's shareholders and becomes effective and (b) the required earnings threshold and $50 market price for the Company's Class A Common Stock are met, the shares of the Series A Preferred currently held by PHH would have been convertible into 18.8% of the total outstanding shares of the Company's Common Stock as of February 14, 2000, adjusted to give effect to such conversion, and Cendant's beneficial ownership of the Company's Common Stock as of such date would have been 33.2%, of which only 20% would have been voting Class A Common Stock.

    In the event the Company's stockholders do not approve the Certificate Amendment, the dividend rate on the Series A Preferred and the Series B Preferred will automatically increase from the existing 5% to 12% on June 30, 2000 and such increase will be retroactive from the issue dates for such shares. This increase in the dividend rate on the Series A Preferred and the Series B Preferred would require an additional $25.8 million in dividends to be paid to PHH, which payment would have a significant dilutive effect on the Company's earnings in 2000. It is anticipated that this dilution would also be compounded in future years as dividends on the Series A Preferred and the Series B Preferred are paid in shares of Series B Preferred.

    The Board of Directors believes that it is in the best interest of the Company for the stockholders to approve the Certificate Amendment in order to avoid the increase in the dividend rate on the Series A Preferred and the Series B Preferred and the resulting dilutive effect on earnings.

    No further vote of the stockholders will be required prior to issuance of the Class B Common Stock except as otherwise required by applicable law or the rules of the New York Stock Exchange. However, the Board of Directors of the Company may only issue shares of Class B Common Stock to PHH in the limited circumstances described in the preceding paragraphs.

    The Certificate Amendment is not intended to have an anti-takeover effect. However, if the Certificate Amendment is approved by the Company's stockholders, Avis Fleet will have the right to cause the Series A Preferred and the Series B Preferred to be converted into Class B Common Stock of the Company under certain circumstances. If these circumstances were to exist, the Company could cause the conversion of the Series A Preferred and the Series B Preferred into Class B Common Stock to make any attempt by a third party to gain control of the Company more difficult, costly or time consuming.

    Furthermore, if the Certificate Amendment is approved by the Company's stockholders, PHH will be entitled, (i) under certain circumstances, to convert the Series A Preferred and the Series B Preferred into Class B Common Stock of the Company and (ii) upon the occurrence of a change of control (as defined in the Certificate Amendment) and under certain other circumstances, to convert the Class B Common Stock into Class A Common Stock. If this were to occur, Cendant's beneficial ownership of the Class A Common Stock, and therefore its voting power, would increase accordingly. PHH also has the right to sell Class B Common Stock to third parties, in which case, the Class B Common Stock would be automatically converted into the voting Class A Common Stock. The issuance of Class A Common Stock upon conversion of Class B Common Stock would dilute the voting power of the existing holders of the Company's Common Stock and could be used to frustrate a third party's attempt to gain control of the Company.

    Pursuant to the Certificate and Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote is required for approval of the Certificate Amendment. Abstentions and broker non-votes will be counted and will have the same effect as a vote against this proposal.

    This Proxy Statement contains statements related to future results, which are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including the impact of competitive products and pricing, changing market conditions; and risks which are detailed from time to time in the Company's publicly-filed documents, including its Annual Report on Form 10-K for the period ended December 31, 1999. Actual results may differ materially from those projected. These forward-looking statements represent the Company's judgements as of the date of this Proxy Statement.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                        THAT YOU VOTE FOR THIS PROPOSAL.

                             STOCKHOLDER PROPOSALS

    Proposals received from stockholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Stockholder proposals are eligible for consideration for inclusion in the proxy statement and form of proxy for the Company's 2001 annual meeting of stockholders if they are received by the Company on or before December 29, 2000. Any proposal should be directed to the attention of the Secretary, Avis Rent A Car, Inc., 900 Old Country Road, Garden City, New York 11530. In order for a shareholder proposal submitted outside of Rule 14a-8 to be considered "timely" within the meaning of Rule 14a-4(c), such proposal must be received by the Company on or prior to March 14, 2001.

                             FINANCIAL INFORMATION

    The information required by Item 13(a) of Schedule 14A will be set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, which information is incorporated herein by reference.

                                          By Order of the Board of Directors
                                          KAREN C. SCLAFANI
                                          SECRETARY

Dated: March 30, 2000

                                                                      APPENDIX A

                             CERTIFICATE AMENDMENT

    FOURTH: (a) AUTHORIZED CAPITAL STOCK. The total number of shares of capital stock which the Corporation shall have authority to issue is 135,000,000 shares of capital stock, consisting of (i) 100,000,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), (ii) 15,000,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock") and
(iii) 20,000,000 shares of preferred stock, par value $.01 per share (the Preferred Stock"). The Class A Common Stock and Class B Common Stock are sometimes collectively referred to herein as the "Common Stock". Notwithstanding the foregoing, no shares of Class B Common Stock may be issued except upon, and all authorized shares of Class B Common Stock shall be reserved for issuance upon, the conversion, pursuant to the terms of their respective Certificate of Designation or the Stockholders Agreement, dated as of June 30, 1999, by and among the Corporation, Fleet (as hereinafter defined) and PHH Corporation, of shares of the Series A Cumulative Participating Redeemable Convertible Preferred Stock (the "Fleet Series A Preferred") of Avis Fleet Leasing and Management Corporation ("Fleet") and/or the Series B Cumulative PIK Preferred Stock of Fleet (the "Fleet Series B Preferred" and together with the Fleet Series A Preferred, the "Fleet Preferred"), as the case may be, being converted. In addition, any share of Class B Common Stock redeemed, purchased or otherwise acquired by the Corporation may not be reissued as a share of Class B Common Stock.

    (b) COMMON STOCK. The powers, preferences and rights, and the qualifications, limitations and restrictions of the Common Stock are as follows:

        (1) RANKING. Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation, the powers, preferences and rights of each share of Common Stock, and the qualifications, limitations and restrictions thereof, shall be in all respects identical. In this regard, all stock splits, stock combinations and/or other reclassifications shall apply PARI PASSU to the issued and outstanding shares of Class A Common Stock and the issued and outstanding shares of Class B Common Stock.

        (2) VOTING. (A) Class A Common Stock. Except as otherwise expressly required by law or provided in this Amended and Restated Certificate of Incorporation, each outstanding share of Class A Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Class A Common Stock shall be entitled to one vote for each share of such stock held by such holder.

           (B) CLASS B COMMON STOCK. Except as otherwise required by law (in which case, holders of Class B Common Stock shall vote (at the rate of one vote for each share of such stock held) as a single class unless otherwise required by law), each outstanding share of Class B Common Stock shall not entitle the holder thereof to vote on any matter on which the stockholders of the Corporation shall be entitled to vote, and shares of Class B Common Stock shall not be included in determining the number of shares voting or entitled to vote on any such matters.

           (C) NO CUMULATIVE VOTING. The holders of shares of Common Stock shall not have cumulative voting rights.

        (3) CONVERSION. (A) OPTIONAL CONVERSION. Each share of Class B Common Stock beneficially owned by a Cendant Affiliate (as defined herein) may be converted at the option of the holder thereof into one share of validly issued, fully paid and non-assessable share of Class A Common Stock at any time and from time to time (i) if at the time of such reclassification and conversion, and after giving effect thereto, the aggregate number of the issued and outstanding shares of Class A Common Stock beneficially owned by all Cendant Affiliates does not exceed 20% of the aggregate number of all issued and outstanding shares of Class A Common Stock or (ii) upon or after the occurrence of (1) a bankruptcy or insolvency of the Corporation and/or (2) a Change of Control (as defined herein). Any conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to this clause (3)(A) shall be effected by the delivery to the Corporation at its principal executive office of the certificates representing shares to be converted, duly endorsed, together with written instructions that the shares are to be converted pursuant to this clause (3)(A) (and identifying the basis for such conversion) and accompanied, in the case of a conversion pursuant to clause (i) above, by a statement setting forth the aggregate number of shares of Class A Common Stock held by all Cendant Affiliates as of the date of such delivery. The issuance of a certificate or certificates for shares of the Class A Common Stock upon conversion of shares of the Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. For purposes of this clause (3)(A), (i) "Cendant Affiliate" shall mean Cendant and each Affiliate of Cendant (other than the Corporation or any subsidiary of the Corporation); (ii) "Cendant" shall mean Cendant Corporation and any successor thereto by merger, consolidation, transfer of all or substantially all of its assets or otherwise;
    (iii) "Affiliate" shall mean, with respect to any person, company, corporation or entity (herein, a "Person"), any other Person directly or indirectly controlling, controlled by, or under common control with such first Person; and (iv) "Change of Control" shall mean a transaction or series of related transactions by which (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than a Cendant Affiliate, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than (1) 25% of the total voting power of all of the voting stock of the Corporation then outstanding at any time Cendant controls 25% or more of such voting power and (2) 20% of the total voting power of all voting stock of the Corporation at any time Cendant controls less than 25% of such voting power (the "Relevant Percentage") except in each case to the extent such person or group becomes such beneficial owner solely as a result of transfers by Cendant Affiliates of shares of Common Stock and/or Fleet Preferred; (b)(1) another corporation merges into the Corporation or the Corporation consolidates with or merges into any other corporation or (2) the Corporation conveys, transfers or leases all or substantially all of its assets to any person or group, in one transaction or a series of related transactions other than any conveyance, transfer or lease between the Corporation and a wholly-owned subsidiary of the Corporation, with the effect that a person or group, other than a person or group which is the beneficial owner of more than the Relevant Percentage of the total voting power of all voting stock of the Corporation immediately prior to such transaction, becomes the beneficial owner of more than the Relevant Percentage of the total voting power of all voting stock of the surviving or transferee corporation of such transaction or series; or
    (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by the Board of Directors, or whose nomination for election by the Corporation's shareholders, was approved by a vote of a majority of the Directors of the Corporation then still in office who were either Directors of the Corporation at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Directors of the Corporation then in office.

           (B) AUTOMATIC CONVERSION. Upon the transfer, sale or disposition for value of the beneficial ownership of any shares of Class B Common Stock to any person other than to a Cendant Affiliate, each such share of Class B Common Stock shall be reclassified as and converted automatically, without any action on the part of the holder thereof, into one validly issued, fully paid and non-assessable share of Class A Common Stock, without any action by the holder thereof and shall be converted without charge for any stamp or other similar tax in respect of such conversion.

        (4) RESERVATION. The Corporation shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of effecting conversions of Class B Common Stock into shares of Class A Common Stock pursuant to clause (b)(3) of this Article Fourth, the full number of shares of Class A Common Stock from time to time issuable upon the conversion of all shares of Class B Common Stock then outstanding and shall take all such action and obtain all such permits or orders as may be necessary to enable the Corporation lawfully to issue such shares upon any such conversion.

        (5) DIVIDENDS; STOCK SPLITS. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Amended and Restated Certificate of Incorporation, as it may be amended from time to time, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

        (6) LIQUIDATION, DISSOLUTION, ETC. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class.

        (7) MERGER, ETC. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of each share of Common Stock shall be entitled to receive the same per share consideration on a per share basis.

        (8) NO PREEMPTIVE OR SUBSCRIPTION RIGHTS. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

        (9) POWER TO SELL AND PURCHASE SHARES. Subject to the requirements of applicable law and the terms of this Amended and Restated Certificate of Incorporation, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized (other than shares of Class B Common Stock) to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

        (10) AMENDMENTS TO CLASS OF COMMON STOCK. The consent of a majority of the holders of either Class A or Class B Common Stock, as the case may be (the "Affected Stock"), at the time outstanding, in the case of any amendment, alteration or repeal of any of the provisions of these Articles of Incorporation, as amended, so as to affect adversely any right, preference, privilege or power of such Affected Stock given in person or by proxy, either in writing or at a special meeting called for the purpose of approving such amendment, alteration or repeal, at which the Affected Stock shall vote separately as a class (unless the consent of the holders of a larger amount of such Affected Stock is then required by law) shall be necessary to effect or validate any such adverse amendment, alteration or repeal.